Exhibit 5.4

MUSICK, PEELER & GARRETT LLP
ATTORNEYS AT LAW

	ONE WILSHIRE BOULEVARD, SUITE 2000		LOS ANGELES
	LOS ANGELES, CALIFORNIA 90017-3383		ORANGE COUNTY
	__________		SAN DIEGO

LEONARD E. CASTRO	TELEPHONE:	(213) 629-7600	SAN FRANCISCO
l.castro@mpglaw.com	FACSIMILE:	(213) 624-1376	SANTA BARBARA
(213) 629-7715	WWW.MUSICKPEELER.COM		WESTLAKE VILLAGE

May 13, 2008

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

You have been requested our opinion on behalf of Transworld Systems, Inc., a California corporation (“Transworld”) and a wholly-owned subsidiary of NCO Group, Inc., a Delaware corporation (“NCO”) in our capacity as special California counsel for Transworld in connection with the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”), relating to the registration of an indeterminate amount of (i) NCO’s Floating Rate Senior Notes due 2013 and NCO’s 11.875% Senior Subordinated Notes due 2014 (collectively, the “Notes”) and (ii) the guarantees by the guarantors of the Notes (the “Guarantees”), including Transworld, in each case to be offered solely for market-making purposes by an affiliate of NCO.

The Notes and Guarantees thereof were issued under the Indentures dated as of November 15, 2006 (as amended, supplemented or otherwise modified, the “Indentures”), by and among NCO, the Guarantors named therein, and The Bank of New York, as trustee.

For purposes of this opinion as to certain matters of fact material to the opinions expressed, we have relied on and assumed the continued accuracy of the representations and statements of fact made in the Registration Statement, the Indentures, the Guarantees and certificates of public officials and officers’ certificates provided by Transworld to us in connection with these transactions. We have not independently established the facts so relied on or conducted any investigation other than a review of the documents mentioned above. We express no opinions regarding any party to any of the documents mentioned above other than Transworld or any matters relating to such other parties or their roles in the transactions contemplated by the Registration Statement, the Indentures and the Guarantees; and we understand that you will be relying on opinions of other counsel satisfactory to you with respect to such matters.

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

NCO Group, Inc.

May 13, 2008

We also have assumed, with your permission and without independent investigation or inquiry, the following:

(1) The legal capacity of all signatories, the genuineness of all signatures, the conformity to original documents and the completeness of all documents submitted to us as copies or received by us by facsimile transmission, and the authenticity and completeness of the originals of those documents and of all documents submitted to us as originals.

(2) The transactions contemplated by the Indentures have been consummated in accordance with their terms.

(3) The Indentures and Guarantees (the “Transaction Documents”) have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than Transworld, enforceable against each of them in accordance with their respective terms.

(4) The Transaction Documents are in full force and effect; there have been no oral or written amendments or modifications thereto, nor any waiver of rights created thereunder other than amendments constituting the Transaction Documents; and no event or circumstance has occurred prior to the date hereof that would render the Transaction Documents unenforceable.

(5) Except for the Transaction Documents, the various documents related to the transaction that are referenced in and, in some cases, incorporated into, the Registration Statement and Transaction Documents are enforceable. We have not reviewed and express no opinion as to any documents other than the Transaction Documents.

Based on the foregoing and subject to the limitations and qualifications below, we are of the opinion that:

1. Transworld is validly existing and in good standing under the laws of the State of California.

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

NCO Group, Inc.

May 13, 2008

2. Transworld has the power and authority to enter into, execute and deliver, or issue, as the case may be, the Indentures and the Guarantees to which Transworld is a party and to perform its obligations thereunder.

3. The Indentures have been duly authorized, executed and delivered by Transworld.

4. The issuance of the Guarantees by Transworld has been duly authorized by Transworld.

5. The execution and delivery or issue, as the case may be, of the Indentures and the Guarantees by Transworld will not violate any provision of its Articles of Incorporation or Bylaws as currently in effect or any laws, rules or regulations applicable to Transworld.

The opinions expressed herein are limited to the laws of the State of California. In rendering the opinion expressed in paragraph 1 above, we have relied solely upon Certificates of Status issued by the Secretary of State of the State of California and by the Franchise Tax Board of the State of California. In rendering the opinions expressed in paragraphs 3 and 4 above, we have relied upon an Officer’s Certificate as to the adoption of corporate resolutions, a copy of which has been provided you; and in rendering the opinion expressed in paragraph 5 above, we have relied upon the said Officer’s Certificate and copies of Articles of Incorporation and Bylaws of Transworld attached to it.

This letter speaks only as of the date hereof, we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware; and any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. We understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

MUSICK, PEELER & GARRETT LLP

ATTORNEYS AT LAW

NCO Group, Inc.

May 13, 2008

Very truly yours,

/s/ Musick, Peeler & Garrett LLP